Exhibit 99.1

NEWS

COLUMBIA LABORATORIES AND PHARMABIO AGREE TO ONE YEAR EXTENSION OF FINAL PAYMENT UNDER STRIANT® FINANCING AGREEMENT

Final Payment May Be Extended to November 2011

LIVINGSTON, NJ – July 23, 2009 - Columbia Laboratories, Inc. (Nasdaq: CBRX) has signed an agreement with PharmaBio Development, Inc., an affiliate of Quintiles Transnational Corp., under which Columbia can extend its final royalty payment on sales of STRIANT® (testosterone buccal system) from November 2010 to November 2011. The final payment is estimated at approximately $16.4 million.

Robert S. Mills, president and chief executive officer of Columbia Laboratories, stated, “We are very pleased that PharmaBio has agreed to extend the date of the STRIANT® royalty payment. This will allow us to focus our energy on the PREGNANT Study, our Phase III clinical trial of PROCHIEVE® 8% for the prevention of preterm birth in women with a short cervix at mid-pregnancy.  This important trial has the potential, if the results are positive, to deliver significant returns for Columbia and its shareholders. We expect to complete enrollment by late 2009, report results in mid-2010 and, if the results are positive, obtain FDA approval in mid-2011.”

In March 2003, PharmaBio agreed to pay $15.0 million to Columbia in exchange for the right to receive a 9% royalty on net sales of STRIANT® in the U.S. through September 2010. The royalty payments are subject to an aggregate minimum payment of $30.0 million. As of March 31, 2009, Columbia had paid $13.3 million in royalties to PharmaBio. The balance of the minimum royalty payment, due November 30, 2010, is estimated to be approximately $16.4 million. Columbia and PharmaBio have agreed that on the due date in November 2010, Columbia may, in its sole discretion, either pay the balance due or issue to PharmaBio a secured promissory note for that balance. The note would bear interest quarterly at the rate of 10% per annum, be due on November 30, 2011, and be secured by Columbia’s assets. In consideration for this right, Columbia has agreed to escrow any proceeds from the sale of assets outside the ordinary course of business in excess of $15.0 million for the remaining term of the royalty agreement, and to grant PharmaBio a warrant, exercisable for five years, to purchase 900,000 shares of Columbia’s common stock at $1.15 per share. If Columbia elects to deliver the secured promissory note in November 2010 for the balance due on the royalty agreement, it will grant PharmaBio at that time a second warrant to purchase 900,000 shares of Columbia’s common stock on the same terms.

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology. Columbia markets CRINONE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an assisted reproductive technology treatment for infertile women with progesterone deficiency. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. The Company’s partners market CRINONE® 8%, STRIANT®, and three other products to additional U.S. and foreign markets.

The Company is conducting, in collaboration with the NIH, the PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of the study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo.

For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel) and STRIANT® (testosterone buccal system) in the U.S.; the successful marketing of CRINONE® 8% by Merck Serono, and RepHresh® and Replens® by Lil’ Drug Store Products, Inc; the timely and successful development of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; whether or not we elect to exercise our right to extend the balance due on the PharmaBio royalty agreement to 2011; our ability to obtain financing in order to fund our operations and repay our debt as it comes due; the impact of competitive products and pricing; the strength of the U.S. dollar relative to international currencies, particularly the Euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to update any forward-looking statements.

CRINONE®, PROCHIEVE®, and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

Investor Contacts:
Lawrence A. Gyenes                                                                     Melody A. Carey
Senior Vice President, Chief Financial                                        Rx Communications Group, LLC
    Officer, & Treasurer                                                           (917) 322-2571
(973) 486-8860